MutualFirst Financial, Inc. Mourns The Loss Of MutualBank's President And Chief Operating Officer Patrick Botts; Appoints David W. Heeter President And Chief Executive Officer Of MutualBank

MUNCIE, Ind., Oct. 18, 2019 /PRNewswire/ -- MutualFirst Financial, Inc. (Nasdaq: MFSF) ("MutualFirst" or the "Company") announced today with great sadness the untimely passing of its director and MutualBank's (the "Bank") President and Chief Operations Officer Patrick Botts. He was 55.

"We are deeply saddened by Patrick's sudden passing," said David W. Heeter, MutualFirst's President and Chief Executive Officer. "He was the consummate professional, a strong leader of the Bank and a trusted friend. He has helped guide the Company and the Bank for over 33 years and it was a privilege and honor to know and work alongside him. All of us at MutualFirst and MutualBank will miss Pat greatly and we express our heartfelt condolences to his family for their loss."

Mr. Botts served as Executive Vice President of MutualFirst Financial and President and Chief Operating Officer of MutualBank since November 2003. During the years prior to that appointment, he had served as the Executive Vice President, Vice President of Human Resources, Marketing and Administration and Vice President of Retail Lending for the Bank and had been employed by the Bank since 1986. Under his leadership, MutualBank experienced growth in earnings and assets and successfully integrated the acquisitions of MFB Financial in 2008 and BloomBank in 2018.

As a result of Mr. Bott's passing, the board of directors of the Bank has appointed David W. Heeter as the President and Chief Executive Officer of MutualBank effective immediately. In addition, the boards of directors of MutualFirst and MutualBank have reduced the size of their respective boards from 13 members to 12 members.

MutualFirst Financial, Inc. is the parent company of MutualBank, an Indiana-based financial institution since 1889. MutualBank has thirty-nine full-service retail financial centers throughout Indiana. MutualBank has two offices located in Fishers and Crawfordsville, Indiana specializing in wealth management and trust services and a loan origination office in New Buffalo, Michigan. MutualBank also operates a wholly owned subsidiary named Summit Mortgage which operates out of Fort Wayne, Indiana. MutualBank provides a full range of financial services including commercial and business banking, personal banking, wealth management, trust services, investments and internet banking services. The Company's stock is traded on the NASDAQ Global Market under the symbol "MFSF". Additional information can be found online at www.bankwithmutual.com.

Statements contained in this release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

CONTACT: MUTUALFIRST FINANCIAL, INC. David W. Heeter, (765) 747-2880